Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”) dated as of December 14, 2006 (the “Effective Date”) is made by and between Patrick K. Donnelly (“Executive”) and Pharmaceutical Research Associates, Inc., a Virginia corporation (the “Company” or the “Employer”) (collectively referred to as the “Parties”).
     WHEREAS, Executive has been the President and Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Board”);
     WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of February 3, 2006 (the “Employment Agreement”);
     WHEREAS, the Company and Executive have agreed that Executive’s employment with the Company will terminate pursuant to Section 7(d) of the Employment Agreement and Executive desires to resign as a director of the Board and from his membership on any boards of affiliated companies; and
     WHEREAS, the Parties wish to clarify their duties and obligations upon Executive’s separation from the Company.
     NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows. Capitalized Terms used herein and not otherwise defined shall have the meaning given to such terms in the Employment Agreement.
     1. Resignation of Employment and as a Director.
               (a) Executive’s service as President and Chief Executive Officer of the Company hereby terminates on the Effective Date. Executive hereby, as of the Effective Date, resigns his position as a member of the Board. Executive hereby, effective as of the Effective Date, resigns from every position Executive holds as an officer or director of any of the Company’s parents, subsidiaries or affiliated entities, both domestic and foreign. The Company will forthwith remove Executive as a signatory to all checking accounts and remove him from all foreign and domestic government and statutory filings.
               (b) From the Effective Date through December 31, 2006 Executive will continue as an “at-will” employee of the Company, but not as an officer of the Company. Executive’s service as an employee of the Company will terminate on December 31, 2006 (the “Termination Date”).
               (c) Executive’s termination of employment with the Company on the Termination Date shall be deemed to be a termination by the Employer without Cause pursuant to Section 7(d) of the Employment Agreement. Executive hereby agrees to waive the 30 day notice provision contained in Section 7(d) of the Employment Agreement. To the extent that the terms of this Agreement differ from those of Section 7(d) of the Employment Agreement, the terms of this Agreement shall supersede the terms of the Employment Agreement.

     2. Consideration. Subject to the effectiveness of this Agreement and Executive’s continued compliance with his obligations under this Agreement, the Company agrees to provide Executive with the following:
          (a) Accrued Compensation. The Company shall make a lump sum payment to Executive equal to: (a) all of Executive’s accrued but unpaid regular base salary, which is owed to Executive through the Termination Date; (b) all of Executive’s accrued but unpaid vacation time as of the Termination Date; and (c) all unpaid reasonable and necessary business expenses incurred by Executive in connection with the Company’s business through the Termination Date, in accordance with the Company’s reimbursement policies in effect as of the Termination Date (collectively, the “Accrued Compensation”). The Company shall pay the Accrued Compensation to Executive as soon as reasonably practical following the Termination Date but no later than January 8, 2007, with the exception of expense reimbursement claims, which will be paid in accordance with the Company’s reimbursement policies.
          (b) Severance. Subject to Executive signing the General Release of Claims attached hereto as Exhibit A (the “Release”) and Executive’s continued compliance with Section 11, Executive shall receive:
               (i) A total severance payment equal to $1,000,000, which amount shall be payable in equal installments during the twenty-nine (29) month period following the Termination Date in accordance with the Company’s regular payroll practice; and
               (ii) reimbursement or direct payment to the carrier for the premium costs under COBRA for Executive and to the extent applicable, his spouse and dependents, to continue coverage for eighteen months following the Termination Date under the Company’s group medical plan known as Cigna Gold Plan, as such plan may be amended from time to time for, or in such replacement plan as may be offered to, all participants in such plan.
Notwithstanding anything to the contrary in this Section 2, no payments in this Section 2 will be paid during the six-month period following Executive’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause Executive to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (in which case such amounts shall be paid at the time or times indicated in this Section). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been paid to Executive under this Agreement during such six month period.
          (c) Consulting.
               (i) The Company shall retain Executive’s services, and Executive agrees to provide reasonable consulting services to the Company, for the period commencing on the Termination Date and ending on June 30, 2008 (the “Consulting Period”), as specified in this Section 2(c).

               (ii) During the Consulting Period, Executive will render to the Company such services of a consultative nature as the Company reasonably may request with respect to the Company’s business, so that the Company may continue to have the benefit of Executive’s experience and knowledge of the affairs of the Company. Executive shall be available to provide such services at reasonable times (consistent with Executive's other professional and personal obligations as may from time to time exist) by telephone, letter, e-mail, or in person. For each day or portion thereof in the first six months of the Consulting Period that the Company requests that Executive render consulting services to the Company and Executive actually renders such consulting services to the Company, the Company agrees to pay Executive a per diem of $2,000 (the “Per Diem Payment”) payable within fifteen (15) calendar days following the date that Executive submits documentation reasonably acceptable to the Company (directed to the Chairman of the Board) that evidences Executive’s rendering of consulting services. For the remainder of the Consulting Period following the initial six month period, the Company agrees to pay Executive an amount equal to the difference between (a) $200,000 and (b) the aggregate Per Diem Payments that Executive is paid for his consulting services to the Company under this Agreement for the initial six month period, payable ratably and on a monthly basis in arrears over the remaining Consulting Period.
               (iii) During the Consulting Period, the Company agrees to reimburse Executive for reasonable travel, lodging, telephone, and similar ordinary and necessary business expenses, in accordance with reimbursement policies established under the Executive’s Employment and Non Competition Agreement, incurred in connection with any consulting services provided under Section 10 of this Agreement and for which proper supporting documentation has been submitted to the Company by Executive.
          (d) Other. Executive shall not be required to return his cell phone-Blackberry to the Company and Executive may elect to transfer the phone number to a personal account. Executive shall not be required to return computer equipment maintained in his home office, including but not limited to laptop pc, printer, docking station and other connection devices, power cords, surge protectors, etc.; provided, that upon the request of the Company, the Executive shall permit the Company’s technology staff to examine such equipment and, to the extent necessary, remove any confidential or proprietary information of the Company (not including Executive’s Rolodex-type contact information) and any software for which the Company’s license is no longer applicable. The Company shall have no liability or obligations with respect to the cell phone after the Termination Date, except with respect to reasonable business expenses incurred by Executive prior to the Termination Date or incurred by Executive while providing consulting services to the Company.
        3. Options.
          (a) Executive’s outstanding options (the “Options”) to purchase shares of common stock (the “Shares”) of PRA International, a Delaware corporation (“Parent”) that are vested on the Termination Date will continue to be governed by the terms of the applicable option agreement (the “Option Agreement”) and the PRA International 2004 Incentive Award Plan through which the Options were granted, except as provided in Section 3(b). Executive’s Options that are unvested as of the Terminated Date will be forfeited on the Termination Date.

          (b) Executive’s vested Options that were granted on August 16, 2002 and June 28, 2001 shall remain exercisable for ten years from the applicable Option’s date of grant (as provided under Section 2(b) of the option agreements governing such Options), but subject to earlier termination pursuant to Section 12 of the PRA Holdings, Inc. Stock Option Plan (e.g., in connection with a change in control). For the avoidance of doubt, the intent of the parties is that the Options discussed in this Section 3(b) shall be exercisable for ten years following the applicable date of grant, subject to earlier termination in connection with an event such as a change in control.
     4. No Other Payments. Once the Company has paid to Executive all of the payments and benefits described in this Agreement, Executive acknowledges and agrees that he shall have received all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits to which he is entitled pursuant to this Agreement or otherwise. Except for the payments provided for in this Agreement, Executive acknowledges and agrees that he no longer has any right to receive any other payments or benefits from the Company pursuant to the Employment Agreement or otherwise. Except as described in this Agreement, the Company shall have no other obligations to Executive under the Employment Agreement or otherwise, including but not limited to any payments provided for in Section 7 of the Employment Agreement. The Parties acknowledge that because funds in Executive’s 401(k) account are owned by Executive, the provisions of this paragraph do not apply to said 401(k) account.
     5. Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold, and the Company shall pay the required taxes to the applicable taxing authorities. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. To the extent any taxes may be due on the payments to Executive provided in this Agreement beyond any withheld by the Company, Executive agrees to pay the taxes himself. Executive further agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for the Company and other entities released herein to comply with applicable tax laws.
     6. Press Release. The press release issued in connection with Executive’s departure and replacement will be in substantially the form attached hereto as Exhibit B.
     7. Death or Disability. The obligations of the Company to the Executive set forth in this Agreement shall continue in the event of Executive’s death or disability; in the event of Executive’s death, the estate of the Executive shall become the obligee.
     8. Indemnification. The Company will fulfill and honor in all respects the obligations of the Company to the Executive pursuant to Article XI of the Company’s Bylaws as in effect on the date of this Agreement, and such provisions will not be amended, repealed or otherwise modified for a period of six years from the date of this Agreement in any manner that would adversely affect the rights thereunder of the Executive, unless such modification is required by law. The Company shall not take any action to reduce the coverage available to the Executive under the Company’s directors’ and officers’ liability insurance policy in effect as of the date of this Agreement.

     9. Non-Disparagement. The officers and directors of the Company with whom Executive worked in any twenty-four (24) months prior to the Termination Date, and who are still employed or engaged by the Company, agree not to disparage the character of Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the officers and directors of the Company from making truthful statements that are required by applicable law, regulation or legal process.
     10. Release of Claims. Executive agrees to execute the Release. Executive hereby agrees and acknowledges that his rights to the benefits provided under this Agreement, including pursuant to Section 2, are subject to the Executive’s timely execution of such Release.
     11. Executive Covenants. Executive agrees that the provisions of Sections 9, 10, 11 and 12 of the Employment Agreement (the “Executive Covenants”) shall survive beyond the Termination Date as Post Termination Obligations referenced in Section 13 herein.
     12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties, except that, if a court holds or declares (in connection with an action or proceeding directly or indirectly involving the Executive or parties related to or affiliated with the Executive) that the Release is not fully enforceable and that Executive has the right to assert any claims that are released in that Release, then the Company’s obligation to make payments or provide benefits under this Agreement shall terminate, and to the extent permitted by law, as a condition of asserting any such claim against the Company, Executive will reimburse the Company for the entire cost of all payments and benefits Executive has received pursuant to Section 2 of this Agreement.
     13. Entire Agreement. This Agreement, the General Release of Claims and the Option Agreements represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement, including the Employment Agreement, with the exception of certain of Executive’s post-termination obligations under the Employment Agreement and the Option Agreement which are (a) specifically referenced herein, and (b) deemed to be part of this Agreement (the “Post Termination Obligations”).
     14. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
     15. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.

     16. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of Delaware, without regard to conflict of law principles. The Parties hereby consent to personal and exclusive jurisdiction and venue in the state and federal courts of Delaware.
     17. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     18. Prevailing Parties. In the event that either the Company or Executive is successful in whole or in part in any legal or equitable action against the other party under this Agreement (either as determined by a court of competent jurisdiction pursuant to a final, non-appealable order or as agreed to by the parties pursuant to a duly executed settlement agreement), the prevailing party in any such dispute shall be entitled to receive a reimbursement of his or its reasonable attorneys’ fees and related costs associated with resolving such dispute.
     19. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims and this Agreement is executed by Executive without reliance upon any statement or representation, written or oral, by the Company, its employees or any party released herein, except as set forth herein. The Parties acknowledge that:
          (a) they have read this Agreement;
          (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) they understand the terms and consequences of this Agreement and of the releases it contains;
          (d) no promise or inducement for this Agreement has been made except as set forth in this Agreement; and
          (e) they are fully aware of the legal and binding effect of this Agreement
     20. Section 409A. To the extent that the Company reasonably determines that any compensation or benefits payable under this Agreement are subject to Section 409A of the Code, this Agreement shall incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations as reasonably determined by the Company and Executive. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Termination Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Termination Date), the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

PHARMACEUTICAL RESEARCH
ASSOCIATES, INC. a Virginia corporation

Dated: December 14, 2006	By:	/s/ David W. Dockhorn
	Name:	David W. Dockhorn
	Title:	Executive Vice President

Patrick K. Donnelly, an individual

Dated: December 14, 2006	/s/ Patrick K. Donnelly

EXHIBIT A
GENERAL RELEASE OF CLAIMS
     A general release is required as a condition for receiving the benefits described in the Separation Agreement (the “Agreement”) to which this Exhibit is attached. Thus, by executing this “General Release of Claims” (the “General Release”), you have advised us that you intend to assert no claims against Pharmaceutical Research Associates (the “Company”), its predecessors, successors or assigns, parent, affiliated companies, or shareholders and their respective officers, directors, agents and employees, and by execution of this General Release you agree to waive and release any such claims, except relating to any compensation and benefits described in the Agreement.
     You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Company, any parent and/or any related entities, their successors or assigns, and their respective officers, directors, agents and employees, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Company and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act, the Delaware Discrimination in Employment Act, the Virginia Constitution, the Virginia Human Rights Act, the Virginians with Disabilities Act and any other local, state or federal fair employment laws, and any contract or tort claims.
     It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.
     It is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release. It also is understood and agreed that the remedy at law for breach of the Agreement and/or General Release shall be inadequate, and the Company shall be entitled to injunctive relief.
     This General Release will be effective on the date you sign it. As this General Release affects your legal rights, we also advise you to consult with legal counsel prior to signing a copy of this General Release.
     Finally, this is to expressly acknowledge:
•	You understand that you are not waiving any claims or rights that may arise after the date you execute this General Release or that arise from breaches of the Agreement.

•	You understand and agree that the compensation and benefits described in the Agreement offer you consideration greater than that to which you would otherwise be entitled.
     I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing Pharmaceutical Research Associates and the related individuals and entities referenced herein from any and all claims, except as set forth herein.

December 14, 2006	/s/ Patrick K. Donnelly
Date	Patrick K. Donnelly

EXHIBIT B
FORM OF PRESS RELEASE

COMPANY CONTACTS:

Investors/Analysts:
Matt Bond	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696
THURSDAY, DECEMBER 14, 2006
PRA INTERNATIONAL ANNOUNCES MANAGEMENT AND BOARD CHANGES
ALSO UPDATES 2006 EARNINGS GUIDANCE
▪	Donnelly steps down as Director, President and CEO of PRA

▪	Melvin Booth replaces Jean-Pierre Conte as Board Chairman

▪	Terrance Bieker named Director and Interim CEO
RESTON, Va., December 14, 2006 — PRA International (NASDAQ: PRAI), a leading clinical research organization, today announced the resignation of Patrick K. Donnelly as Director, President and Chief Executive Officer, effective December 14, 2006. He will be leaving the organization December 31, 2006 and will remain an outside consultant to PRA’s Board for 18 months.
The Company also announced the appointment of Melvin D. Booth as Chairman of the Board of Directors. Mr. Booth will assume the role of Chairman from Jean-Pierre Conte, who will continue to serve as a Director.
Terrance J. Bieker has been appointed to the Board of Directors and named Interim CEO until a permanent replacement can be found.
“After 13 rewarding years with PRA I have made the decision to leave the Company to embrace new challenges and opportunities,” said Mr. Donnelly. “I am grateful for the time I’ve spent at PRA and believe I am leaving the Company in great hands with a tremendous management team in place. It is now time for PRA to be led by a CEO with a more scientific and therapeutic focus.”
“On behalf of the entire Board, I’d like to express our sincere gratitude to Pat for his dedicated service to PRA International,” said incoming Chairman, Mel Booth. “Pat has guided the company through a period of unparalleled growth. His numerous accomplishments include navigating three leveraged financings; spearheading a successful corporate reorganization and IPO; skillfully acquiring and integrating 10 strategic acquisitions; and developing global service offerings that have added substantially to stockholder value. We wish him well in his future endeavors. In the meantime, we expect a seamless transition and look forward to achieving our strategic goals. The Company has already engaged a global executive recruitment firm to assist in identifying a permanent CEO.”
Mr. Booth added, “Terry Bieker brings a wealth of global strategic and operating experience to the Board and is well positioned to serve as Interim CEO. His experience includes executive positions in the fields of drug discovery, clinical diagnostics and medical devices. We believe Terry is an excellent choice to oversee this transition in executive leadership.”
Most recently, Mr. Bieker served as Director, President and Chief Executive Officer of BioSource International, Inc. from November 2003 to November 2005. From 1999 to 2003, he served as Director and Chief Executive Officer of several medical device corporations, including Axia Medical and Transfusion Technologies Corporation and as Chief Operating Officer for SafeSkin, Inc. Prior to that, Mr. Bieker was Chairman, President and Chief Executive Officer of Sanofi Diagnostics Pasteur, Inc. from 1989 to 1997 and held various executive positions with Genetic Systems Corporation and American Hospital Supply Corporation from 1978 to 1983. Mr. Bieker graduated from the University of Minnesota in 1963.
Mr. Bieker noted, “PRA has assimilated a strong management team and has in place a solid foundation upon which to implement its five key growth strategies. I believe the Company is well positioned to continue to be one of the best Clinical Research Organizations in the world and to continue to provide truly outstanding service to all of our clients.”
Mr. Conte, who will continue to serve as a Director, is stepping aside as Chairman to allow Mr. Booth to assume that role. “With more than 29 years of senior management experience in healthcare and the life sciences, Mel has distinguished himself as a global leader in the healthcare industry. He has been instrumental in the growth and success of a number of top life sciences companies,” said Mr. Conte. “We believe Mel’s expertise in strategic planning, business development and international operations will be a tremendous asset to PRA.”
Mr. Booth has been a Director of PRA International since November 2004 and was a Director of MedImmune, Inc. from November 1998 until March 2005, serving as its President and Chief Operating Officer from October 1998 through December 2003. Prior to joining MedImmune, Mr. Booth was President, Chief Operating Officer, and a member of the Board of Directors of Human Genome Sciences, Inc. from July 1995 to October 1998. Mr. Booth held many executive positions from 1975 to July 1995 at Syntex, including President of Syntex’ U.S. pharmaceutical business. He is currently also a board member of Millipore Corporation, Prestwick Pharmaceuticals, Inc. and Ventria Bioscience. Mr. Booth graduated with honors and holds an honorary Doctor of Science degree from Northwest Missouri State University. Mr. Booth also currently serves as Chairman of the Audit Committee of the Board of Directors of PRA International.
2006 Earnings Guidance
Today, PRA also narrowed its 2006 service revenue guidance to $300-305 million, the lower end of its current range. The Company is also revising its fully diluted earnings per share to $1.08-$1.11, which includes one-time charges of approximately $0.05 per share associated with

Mr. Donnelly’s resignation and $0.02 per share for a write-off of amounts owed to PRA relating to the financial failure of certain biotech customers.
     PRA will hold a conference call Friday, December 15, 2006 at 1:00 p.m. ET to discuss the management changes and 2006 earnings guidance. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. The call may also be accessed by dialing                     . A replay of the call will remain available at the site for 30 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: operational and personnel challenges that could result from management changes; the results of the executive search process; the ability to execute our strategy during management transitions; the ongoing need for early and late phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; and general business and economic conditions. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA, an ISO 9001:2000 registered company, delivers services to its clients through a unique approach called Project Assurance®, which represents the company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.